Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS FIRST QUARTER 2010 NET INCOME OF $755 MILLION, UP 33%;

OPERATING INCOME OF $579 MILLION; COMBINED RATIO OF 92.8%

INCLUDES CATASTROPHE IMPACT OF 5.9 POINTS

ZURICH, April 28, 2010 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended March 31, 2010, of $2.22 per share, compared with $1.69 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $1.70 per share, compared with $1.99 per share for the same quarter last year.(2) Net after-tax catastrophe losses in the first quarter of 2010 were $149 million, including reinstatement premiums, compared with $34 million for the first quarter of 2009. The total catastrophe losses are an increase from the $125 million in after-tax losses reported on March 18, entirely due to the addition of late-quarter storms in Perth, Australia, and the northeastern United States. Book value increased $969 million during the quarter, up 5% from December 31, 2009. Book value per share now stands at $60.94, an increase of 4%. Annualized operating return on average equity for the quarter was 12.0%.(3) The property and casualty (P&C) combined ratio for the quarter was 92.8%.

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2010	2009	Change	2010	2009	Change
Net income	$755	$567	33%	$2.22	$1.69	31%

Net realized gains (losses), net of tax	176	(102)	NM	0.52	(0.30)	NM

Income excluding net realized gains (losses), net of tax (2)	$579	$669	(13)%	$1.70	$1.99	(15)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a good first quarter and start to 2010. We produced strong operating results and grew book value per share by 4%. Our operating ROE was 12.0%.

“While the quarter was marked by an unusually large number of natural catastrophes globally, we recorded an excellent combined ratio of 92.8%, with catastrophe losses representing about six points on the combined ratio and less than 1% of book value. I believe this demonstrates ACE’s underwriting discipline, risk management, and broad product and geographic diversification.

“We face the challenging effects of a slow economic recovery as well as a competitive insurance market. The fundamentals of our company, however, are good and we are well positioned. We had a current accident year combined ratio excluding catastrophes of 90.2% and grew net premiums written 4%, aided by a steady customer renewal retention rate of 88% and a positive foreign exchange impact. In spite of the challenging economic and market conditions, we see meaningful opportunity in many places around the world where we have both capability and presence.”

Operating highlights for the quarter ended March 31, 2010, were as follows (1):

•	Net premiums written and earned increased 4% and 3%, respectively. Excluding the impact of foreign exchange, net premiums written increased 1% while net premiums earned decreased 1%.

•	The P&C combined ratio was 92.8% compared with 87.5% last year. The accident year combined ratio excluding catastrophe losses was 90.2 % for 2010 and 88.6% in 2009.

•

Total catastrophe losses were $173 million including reinstatement premiums. Net after-tax catastrophe losses were $149 million compared with $34 million for the first quarter of 2009. Losses from late-quarter storms in Perth, Australia, and the northeastern United States were $32 million after-tax.

•	Favorable prior period development pre-tax was $96 million, including $41 million of 2009 crop insurance favorable development, compared with $68 million in 2009.

•

The expense ratio excluding the impact of the annual crop insurance profit-sharing commission, catastrophe-related reinstatement premiums, and adjusted for foreign exchange, was 29.1% compared with 28.4% last year.

•	Pre-tax underwriting income excluding Life was $209 million compared with $357 million in 2009.

•	Operating cash flow was $823 million.

•	Net loss reserves increased $28 million. Excluding foreign exchange valuation, net loss reserves increased $228 million.

•	Net investment income remained flat at $504 million.

•	Annualized operating return on average equity was 12.0%.(3)

•	Book value per share(4) increased 4% from $58.44 at December 31, 2009, to $60.94.

•	Tangible book value per share(4) increased 6% from $46.76 at December 31, 2009, to $49.48.

•	Net realized and unrealized gains after tax from our investment portfolio totaled approximately $467 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended March 31, 2010, include:

•	Insurance-North American: Net premiums written remained flat. The combined ratio was 90.7% compared with 88.2%.

•	Insurance-Overseas General: Net premiums written increased 7%. Adjusting for the impact of foreign exchange, they remained flat. The combined ratio was 95.0% compared with 88.7%.

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•	Global Reinsurance: Net premiums written increased 3%. The combined ratio was 78.8% compared with 63.0%.

•	Life: Net premiums written increased 11%. Operating income increased to $72 million compared with $53 million.

Please refer to the ACE Limited Financial Supplement dated March 31, 2010, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_march 31 2010.xls.

ACE will host its first quarter earnings conference call and webcast on Thursday, April 29, 2010, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-466-4587 (within the United States) or 719-325-2100 (international); passcode 4788766. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 4788766.

Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com

(1)	All comparisons are with the same period last year unless specifically stated.

(2)	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other income (expense) related to partially-owned entities because the amounts of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

See reconciliation of Non-GAAP Financial Measures on page 28 in the financial supplement. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3)

Calculated using income excluding net realized gains (losses) divided by average shareholders’ equity for the period excluding unrealized gains (losses) on investments and the deferred tax component included in shareholders’ equity. To annualize a quarterly rate, multiply by four.

(4)

Book value per common share is shareholders’ equity divided by the shares outstanding. Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to economic outlook, insurance market conditions, and company performance reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2010	December 31 2009
Assets
Investments	$47,739	$46,515
Cash	726	669
Insurance and reinsurance balances receivable	3,685	3,671
Reinsurance recoverable on losses and loss expenses	13,335	13,595
Other assets	13,844	13,530

Total assets	$79,329	$77,980

Liabilities
Unpaid losses and loss expenses	$37,551	$37,783
Unearned premiums	6,437	6,067
Other liabilities	14,705	14,463

Total liabilities	58,693	58,313

Shareholders’ equity
Total shareholders’ equity	20,636	19,667

Total liabilities and shareholders’ equity	$79,329	$77,980

Book value per common share (4)	$60.94	$58.44

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2010	2009
Gross premiums written	$4,790	$4,535
Net premiums written	3,571	3,424
Net premiums earned	3,277	3,194

Losses and loss expenses	1,921	1,816
Policy benefits	87	99
Policy acquisition costs	554	481
Administrative expenses	460	420

Underwriting income (2)	255	378

Net investment income	504	502
Net realized gains (losses)	168	(121)
Interest expense	52	53
Other income (expense)	4	(14)
Income tax expense	124	125

Net income available to holders of common shares	$755	$567

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$1.70	$1.99
Net income	$2.22	$1.69

Weighted average diluted shares outstanding	339.9	336.1

Loss and loss expense ratio	61.9%	59.7%
Policy acquisition cost ratio	17.0%	15.2%
Administrative expense ratio	13.9%	12.6%

Combined ratio	92.8%	87.5%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2010	2009
Gross Premiums Written
Insurance - North American	$2,130	$2,078
Insurance - Overseas General	1,871	1,693
Global Reinsurance	399	379
Life	390	385

Total	$4,790	$4,535

Net Premiums Written
Insurance - North American	$1,395	$1,392
Insurance - Overseas General	1,420	1,327
Global Reinsurance	371	359
Life	385	346

Total	$3,571	$3,424

Net Premiums Earned
Insurance - North American	$1,370	$1,437
Insurance - Overseas General	1,251	1,184
Global Reinsurance	276	238
Life	380	335

Total	$3,277	$3,194

Income Excluding Net Realized Gains (Losses) (2)
Insurance - North American	$309	$321
Insurance - Overseas General	156	209
Global Reinsurance	118	144
Life	72	53
Corporate	(76)	(58)

Total	$579	$669

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